                                                                      EXHIBIT 12


                            GENERAL HOST CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              1990            1991              1992             1993           1994
                                              ----            ----              ----             ----           ----

EARNINGS
Income (loss) from continuing
  operations before income taxes           $   1,757        $  14,601        $   1,005        $ (53,906)       $   7,685
Fixed charges against earnings                27,881           24,839           30,679           31,183           29,672
Amortization of capitalized interest             120              129              130              182              215
                                            --------         --------          -------         --------         --------
     Total earnings                        $  29,758        $  39,569        $  31,814        $ (22,541)       $  37,572
                                            ========          =======          =======         ========         ========


FIXED CHARGES
Interest and debt                          $  21,752        $  18,063        $  23,232        $  23,251        $  22,911
33 1/3% of net minimum rent
     expense                                   6,129            6,776            7,447            7,932            6,761
                                             -------          -------          -------          -------         --------
Fixed charges against earnings                27,881           24,839           30,679           31,183           29,672
Interest capitalized                             154               38            1,000              542               28
                                             -------          -------          -------          -------          -------
     Total fixed charges                    $ 28,035         $ 24,877         $ 31,679         $ 31,725        $  29,700
                                             =======          =======          =======          =======         ========
Excess (deficiency)                         $  1,723         $ 14,692         $    135         $(54,266)       $   7,872
                                             =======          =======          =======          =======         ========
Ratio                                           1.06             1.59             1.00            (.071)            1.27
                                             =======          =======          =======          =======         ========
Minimum rent expense                        $ 18,389         $ 20,330         $ 22,342         $ 23,798        $  20,285
                                             =======          =======          =======          =======         ========

